Exhibit 99.1

COMSTOCK ANNOUNCES SALE OF MULTI-FAMILY PROJECT FOR $19.75 MILLION

FOCUS ON MULTI-FAMILY HAVING POSITIVE IMPACT ON RESULTS

RESTON, VA, Oct. 31, 2011 (GLOBE NEWSWIRE) — Comstock Homebuilding Companies, Inc. (“Comstock” or “Company”) (NASDAQ: CHCI) announced that on October 31, 2011, Comstock Cascades II L.C., an entity in which the Company has a controlling interest, entered into a definitive agreement (“Agreement”) with CAPREIT, Inc. and/or its affiliates (“Purchaser”) whereby Comstock agreed to sell CAPREIT its Potomac Square Apartment project (“Property”) for approximately $19.75 million.

Comstock developed the 103-unit Class A apartment project within the Cascades master planned community located in Loudoun County, Virginia. Construction began during the first quarter of 2011 and was completed in the third quarter, with initial occupancies beginning in July. Cardinal Bank of Tysons Corner, Virginia provided a $10.5 million construction loan for the project. The transaction is expected to close during the fourth quarter of 2011, subject to a customary due diligence period, during which the Purchaser is entitled to cancel the transaction.

“We continue to leverage our core operating strengths to capitalize on attractive development opportunities in what is arguably the best real estate market in America. Expanding our focus to include the development of institutional investment grade multi-family rental properties will have a positive impact on results in the near term,” commented Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “The rapid construction, lease up, sale and overall performance of the Potomac Square Apartment project, and the significant institutional demand for such properties, demonstrate the opportunity that exists in the market today, and our ability to identify and capitalize on such opportunities. We will continue working to bring such assets to market while focusing our near term for-sale homebuilding investments on select opportunities with significant upside potential.”

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock is a multi-faceted real estate development and services company. Our substantial experience in building a diverse range of products and track record of developing successful projects has positioned Comstock as a prominent real estate development and services company in the Washington, DC market. Comstock Homebuilding Companies, Inc. trades on

NASDAQ under the symbol CHCI. For more information on the Company or its projects, please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:

Joe Squeri

Chief Financial Officer

703.230.1229